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                                                                    EXHIBIT 10.1


(CABOT LOGO)




                                 January 2, 2006


Mr. John A. Shaw
200 W. Springfield St. Unit 1
Boston, MA 02118

Dear John:

         This separation letter ("Separation Agreement") is to confirm that you have elected to terminate your employment with Cabot Corporation ("Cabot" or the "Company") effective January 4, 2006 (the "Separation Date"). As a result of the termination of your employment, on or as of the Separation Date, you will be entitled to (a) salary through January 4, 2006, (b) payment for accrued vacation time unused as of January 4, 2006, and (c) continued medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), details of which are being provided to you. The items set forth above will be provided to you regardless of whether or not you decide to accept the additional payments and benefits offered by Cabot in this Separation Agreement.

         Except as otherwise stated herein, this Separation Agreement does not modify or supersede any obligations that you have to Cabot by law or otherwise, and you understand that you must return all written and other materials belonging to Cabot and in your possession or control, together with all copies of such materials, upon termination of your employment.

         I invite you to consider the following offer of additional payments and benefits in exchange for a general release of claims. You should consult with an attorney before deciding whether to accept this offer. You may accept this offer only by signing (with signature notarized) a copy of this letter where indicated below and returning it to Robby D. Sisco at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019, so that Mr. Sisco receives it not later than January 26, 2006; otherwise this offer shall be null and void. Our offer is as follows:

1. Within two weeks after the effective date of this Separation Agreement, Cabot will pay you a lump sum payment in the total amount of $725,000.00. This payment shall be reduced by any deductions and withholding that Cabot determines are required by law or otherwise, prior to payment to you.

2. In exchange for the payments provided to you under this Separation Agreement, to which you acknowledge you would not otherwise be entitled, you, on your own behalf and that of



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         your heirs, executors, administrators, beneficiaries, personal representatives and assigns, agree that the Separation Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have as of the date upon which you sign and execute this Separation Agreement, in any way related to, connected with, or arising out of your employment or its termination, whether (a) sounding in tort, contract or otherwise, (b) pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act or any similar state law, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act, or the fair employment practices statutes of the state or states in which you have provided services to the Company, or
         (c) pursuant to any other federal, state or local law, regulation or other requirement. You hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, any welfare or retirement plans maintained by Cabot or its subsidiaries, affiliates, or successors, or any of the trustees or administrators thereof, and all others connected with any of the foregoing, both individually and in their official capacities (collectively, the "Releasees"), from any and all such causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have as of the date upon which you sign and execute this Separation Agreement, in any way related to, connected with, or arising out of your employment or its termination.

         Notwithstanding the foregoing, this release does not include and will not preclude: (a) any claim for salary payable through the Separation Date, or for accrued, unused vacation time as recorded on the Company's books as of the Separation Date; (b) any claim for vested benefits payable under any employee benefit plan; (c) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; and
         (d) claims or rights under COBRA.

3. In signing this Separation Agreement, you affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this Separation Agreement. On or before the Separation Date, Cabot will provide you with a lump sum payment equal to the vacation days you had earned but not used. You acknowledge that, upon receiving said vacation pay, you will have received pay for all work you have performed for the Company during the current payroll period, to the extent not previously paid, as well as pay, at your final base rate of pay, for the vacation days you had earned, but not used, all as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.

4. You understand and agree that, except as expressly provided below, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You understand and agree that your rights and obligations with respect to any stock shares or stock options granted or gifted to you by Cabot which are vested on or as of the Separation Date shall be governed by the applicable stock plan and any agreements or other requirements applicable to those shares or options. You understand and agree that all stock shares and/or stock options granted or gifted to you by the Company



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         which are not vested on or as of the Separation Date shall be forfeited or cancelled on or as of the Separation Date in accordance with the applicable stock plan and any agreements or other requirements applicable to those shares or options. To the extent you are in possession of any stock and/or stock option certificates for any stock shares and/or stock options gifted or granted to you which will not be vested on or as of the Separation Date, you further agree to return, no later than the Separation Date, all such certificates in your possession. In furtherance of the foregoing, and in accordance with Cabot's 1999 Equity Incentive Plan, within thirty days of the Separation Date, the Company will purchase from you the 62,500 shares of Restricted Stock purchased by you in connection with your 2003 and 2004 Long-term Incentive Awards, for an aggregate consideration of $577,650.00 (the amount you paid for such shares).

         Cabot agrees that, for a period of fourteen (14) months following the Separation Date, Cabot will continue to provide you with the financial planning benefit received by you from AYCO as an employee of Cabot at an amount no greater than the amount provided to you in 2005 for such benefit, in accordance with the Company's AYCO program guidelines, as in effect from time to time. Cabot reserves the rights to amend, modify, terminate or discontinue the financial planning benefit provided by AYCO to its employees and former employees, or the costs associated therewith, at any time.

5. This Separation Agreement does not affect, modify or alter your rights to be indemnified by Cabot under Section 14 of Cabot's By-laws and/or Article Eighth of Cabot's Restated Certificate of Incorporation, as amended.

6. This Separation Agreement does not affect, modify or alter your individual rights as an officer or former officer of Cabot to insurance coverage under Cabot's directors and officers insurance program.

7. You agree that you will continue to keep confidential and protect Confidential Information, as defined herein, and that, except as required by law, you will not, directly or indirectly, disclose it to others or use it for any purpose. As used in this Separation Agreement, "Confidential Information" means:

         (a) any and all information of Cabot of a confidential and/or proprietary nature, including, but not limited to: technology; inventions (whether or not patentable); trade secrets; samples; compositions; techniques and equipment; methods; manufacturing processes and processing conditions; engineering data; drawings; specifications; formulae; plant design and layout; products and product applications; development plans and new business opportunities; experimental work; commercial and developmental operations; the identities and requirements of customers and prospective customers; customer lists; suppliers and supplier lists; the identities of other individuals or third parties with whom Cabot has or with which is seeking to develop a business relationship and the nature and details of any such relationship or potential relationship; software and networks; business, marketing and any other plans and strategies; sales, pricing, raw materials and cost information; financial information; compensation, benefits and related incentives; and any other information relating to Cabot and its businesses; and,



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         (b)      any and all information received by Cabot from any customer or other third party (e.g. supplier or business partner) of a confidential and/or proprietary nature, including, but not limited to: technology; inventions (whether or not patentable); trade secrets; samples; compositions; performance targets and criteria; techniques and equipment; methods; manufacturing processes and processing conditions; engineering data; drawings; specifications; plant design and layout; products and product applications; development plans and new business opportunities; experimental work; commercial and developmental operations; customers and customer lists; suppliers and supplier lists; software and networks; business and marketing plans and strategies; pricing and costs information; financial information; and any other information relating to such customer or third party and its businesses.

8. In exchange for the payments provided to you under this Separation Agreement, to which you acknowledge you would not otherwise be entitled, and to protect the Confidential Information and other legitimate business interests of Cabot, you agree that:

         (a) for a period of eighteen (18) months following the Separation Date, you will not directly or indirectly (either alone or in association with any person, firm, corporation, or other entity) work for or on behalf of, become an owner, partner or investor in, consult with, or otherwise provide any services to any third party in any area or activity that is competitive with any business or research and development activity of Cabot; and

         (b) for a period of eighteen (18) months following the Separation Date, you will not directly or indirectly (either alone or in association with any person, firm, corporation, or other entity) recruit, solicit, induce, or attempt to do the same, any employee of Cabot or any of its subsidiaries or affiliates to leave the employ of Cabot or any of its subsidiaries or affiliates or otherwise cease to make his/her services available to Cabot or any of its subsidiaries or affiliates.

9. You acknowledge that you have carefully read and considered all the terms and conditions of this Separation Agreement, including the restraints imposed upon you pursuant to paragraphs 7 and 8. You understand and agree that these restraints are necessary for the reasonable and proper protection of the legitimate business interests of Cabot, and that a breach by you of any one of these restraints would cause irreparable harm and damage to Cabot. You further acknowledge that damages would not be an adequate remedy for a breach or threatened breach by you of any one of the covenants contained in paragraphs 7 and
         8. You therefore agree that Cabot shall be entitled to the enforcement of this Separation Agreement by injunction, specific performance or other equitable relief, without need of posting a bond and without prejudice to any other rights and remedies that Cabot may have under this Separation Agreement or under applicable law.

10. All inventions, discoveries and improvements conceived or made by you during your employment with Cabot that (i) relate to the business or activities of Cabot or (ii) were conceived or developed by you during normal working hours or using Cabot's facilities shall belong to Cabot, whether or not reduced to writing or practice during your employment with Cabot. You hereby assign to Cabot or its nominee all your rights and interest in any such



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         inventions, discoveries and improvements and agree to keep protected the interest of Cabot or its nominee in any such inventions, discoveries and improvements. You are also assigning to Cabot or its nominee, at Cabot's expense, all copyrights and reproduction rights to any material prepared by you during your employment with Cabot that (i) relate to the business activities of Cabot or (ii) were conceived or developed by you during normal working hours or using Cabot's facilities. If within the eighteen month period following the Separation Date, you disclose to anyone or file a patent application with respect to any invention, discovery or improvement relating to any subject matter with which your work for Cabot was concerned, such invention, discovery or improvement shall be presumed to have been made by you during your employment with Cabot unless you can provide clear and convincing evidence to the contrary.

11. It is agreed and understood that your right to receive and retain any and all of the payments provided for in this Separation Agreement shall be expressly conditioned on your continued and material performance of your obligations under this Separation Agreement, including, but not limited to, those obligations set forth in paragraphs 7 through 10.

12. For the two (2) year period following the Separation Date, you agree to reasonably cooperate with the Company hereafter with respect to all matters arising during or related to your employment with the Company, including, but not limited to, all matters in connection with any governmental investigation, litigation, arbitration or other proceeding which may have arisen as of, or which may arise following, the Separation Date, and the filing and prosecution of any patent application(s) worldwide. Cabot will reimburse you your out-of-pocket expenses incurred in complying with Company requests hereunder, provided that such expenses are authorized by the Company in advance.

13. You agree that, except as required by law, you will not disclose this Separation Agreement or any of its terms or provisions, directly or by implication, except to your spouse, tax advisor, and an attorney with whom you choose to consult regarding your consideration of this Separation Agreement, and then only on condition that they agree not to further disclose this Separation Agreement or any of its terms or provisions to others.

14. You agree, except as required by law, not to make negative, disparaging or derogatory comments to anyone about Cabot, its businesses (including its subsidiaries, affiliates and successors), its management (including without limitation its shareholders, officers and directors), its employees and/or the products of any of the foregoing. You further agree that you will not otherwise do or say anything associated with your current role with Cabot that could disrupt the good morale of Cabot's employees or harm Cabot's interests or reputation. The Company agrees to instruct its current officers to not make any disparaging remarks about you to any third parties inside or outside of the Company.

15. You hereby represent and acknowledge that in executing this Separation Agreement, you do not rely and have not relied upon any representation or statement made by Cabot or by any agents, representatives or attorneys of Cabot with regard to the subject matter, basis or effect of this Separation Agreement. This Separation Agreement constitutes the entire agreement between you and Cabot and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your



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         employment at Cabot, its termination, confidentiality, non-competition, non-solicitation, assignment of rights to intellectual property or the like, and all related matters, other than any loans by Cabot to you.

16. This Separation Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Separation Agreement.

17. The parties agree that neither this Separation Agreement nor the furnishing of any consideration herein shall be deemed or construed at anytime for any purposes as an admission by Cabot of any liability or unlawful conduct of any kind.

18. You agree that any changes or modifications made to the terms of this Separation Agreement, whether material or immaterial, do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. You further agree that you have been given the full period within which to consider the Separation Agreement and that the twenty-one day period will end on or before January 26, 2006, and that Cabot has advised you to consult with an attorney concerning this Separation Agreement.

19. In signing this Separation Agreement, you represent and warrant that, except as expressly provided below, you have returned to the Company any and all non-public documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained any copy of any non-public Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system, after such date. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

         Cabot agrees that you may retain the laptop computer provided to you by the Company; provided, however, that, prior to and no later than January 3, 2005, you shall make such laptop computer available to Darrin Bono (at Cabot Corporation, 2 Seaport Lane, Suite 1300, Boston, MA 02210-2019), so that Mr. Bono can make the necessary adjustments to the computer to remove all Cabot-specific hardware and software and to ensure compliance with the foregoing provisions and your ongoing confidentiality obligations to the Company.

20. To the extent you choose to accept this offer and sign this Separation Agreement, you shall have seven (7) days from the date upon which you sign it to revoke your agreement. This Separation Agreement shall not be effective and/or enforceable until your seven-day revocation period has expired unexercised.



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         If the terms of this Separation Agreement are acceptable to you, please sign and return a copy of this letter to Robby D. Sisco at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019, by January 26, 2006. If you accept the foregoing offer, you shall have the right to revoke this Separation Agreement by delivering or sending to Mr. Sisco (at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston Massachusetts 02210-2019) written notice of revocation so that your notice of revocation is received by Mr. Sisco within seven calendar days after the date that this letter is signed by you. If you revoke within this time period, this Separation Agreement shall be null and void in its entirety and you will not be entitled to any additional payments and benefits set forth in this Separation Agreement. Otherwise this Separation Agreement shall be binding upon you, your heirs and representatives and shall inure to the benefit of, and be binding upon, Cabot and its successors and assigns.

         Notwithstanding anything to the contrary, Cabot shall not be required to make any payments or provide any other benefits to you pursuant to this Separation Agreement unless and until your right of revocation has expired unexercised. Any payments or benefits that would otherwise be due hereunder prior to expiration of the revocation period shall be paid or provided by Cabot within a reasonable time after your right of revocation has expired unexercised. This Separation Agreement shall be treated as a contract under seal for purposes of Massachusetts law.


                                                 Very truly yours,

                                                 CABOT CORPORATION

                                                 By /s/ Robby D. Sisco
                                                    ----------------------------
                                                    Robby D. Sisco
                                                    Vice President




The foregoing offer by Cabot Corporation is accepted and agreed to this 4th day January, 2006.


/s/ John A. Shaw
------------------------------------
John A. Shaw



COMMONWEALTH OF MASSACHUSETTS                         )ss.:
                                                      )
                                                      )
COUNTY OF SUFFOLK                                     )

         In this 4th day of January, 2006, before me, the undersigned notary public, personally appeared the above-named John A. Shaw, proved to me through satisfactory evidence of



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identification, which were MA driver's license, to be the person whose name is signed in the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.


                                    /s/ Deborah A. Rocco
                                    ----------------------
                                    Notary Public, Commonwealth of Massachusetts
                                    Notary's name (printed):  Deborah A. Rocco
                                                              ----------------
                                    Notary's commission expires:  9-13-07



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